Exhibit 107

Calculation of Filing Fee Table

Form S-1

Papa Medical Inc.

Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Fees to be Paid	Equity	Class A common stock, par value $0.0001 per share	457(o)	4,600,000	$6.00	27,600,000	$153.10 per $1,000,000	$4,225.56
Fees Previously Paid
Carry Forward Securities
	Total Offering Amounts					27,600,000
	Total Fees Previously Paid							0
	Total Fee Offsets							0
	Net Fee Due							$4,225.56

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(2)	Includes additional Class A common stock that the underwriters have the option to purchase to cover over-allotments, if any.

Pursuant to Rule 416 under the Securities Act, this registration statement also includes any additional shares of common stock as may be issued to prevent dilution resulting from share splits, share dividends or similar transactions.